Exhibit 5.5

December 9, 2010

Visant Corporation

357 Main Street

Armonk, New York 10504

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Wisconsin counsel to Visual Systems, Inc., a Wisconsin corporation (“Visual Systems”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Visual Systems, Visant Corporation, a Delaware corporation (“Visant”), and certain other “Guarantors” identified in the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by Visant of $750,000,000 aggregate principal amount of 10.00% Senior Notes due 2017 (the “Exchange Securities”) and the issuance by Visual Systems and the other Guarantors of a guarantee (the “Guarantee”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of September 22, 2010 (the “Indenture”) among Visual Systems, Visant, the other Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

In this connection, we have reviewed the originals or copies of the following documents:

1. Drafts of the Notations of Guarantee of Visual Systems representing the Guarantee (the “Notations”);

2. Indenture;

3. Registration Statement;

4. Articles of Incorporation (as amended) of Visual Systems, certified as a true copy thereof by the Wisconsin Department of Financial Institutions (the “Department”);

5. By-Laws of Visual Systems, certified as true, correct and complete by the Secretary of Visual Systems as of the date hereof; and

6. Resolutions of the Board of Directors of Visual Systems authorizing, among other things, the execution, delivery and performance by Visual Systems of Indenture and Guarantee Documents and the transactions contemplated thereby, certified as true, correct and complete by the Secretary of Visual Systems as of the date hereof.

Visant Corporation

December 9, 2010

This opinion is provided to you at the request of Visual Systems. The documents numbered 1 and 2 above are referred to herein as the “Indenture and Guarantee Documents”. In rendering this opinion we have, with your permission, but without additional investigation or verification, relied as to certain factual matters on a Certificate of the Secretary of Visual Systems (the “Officer’s Certificate”) and certificates from state authorities and public officials. We have assumed the accuracy of the factual information contained in all such certificates, the accuracy of such representations and warranties, and the completeness and accuracy of the records of Visual Systems as the same have been provided to us for review.

In rendering this opinion we have, with your permission, assumed without investigation, verification or inquiry that:

(a) All parties to the Indenture and Guarantee Documents other than Visual Systems have the necessary right, power and authority to execute and deliver, and perform their obligations under, the Indenture and Guarantee Documents and that the transactions therein contemplated have been duly authorized by such parties;

(b) Each of the parties to the Indenture and Guarantee Documents other than Visual Systems that is not a natural person is duly organized and validly existing under the laws of its jurisdiction of incorporation or organization;

(c) The Indenture has been duly executed, delivered and accepted by all parties thereto other than Visual Systems, and the Indenture constitutes the legal, valid and binding obligation of such parties;

(d) There is no oral or written agreement, understanding, course of dealing or usage of trade that affects the rights and obligations of the parties set forth in the Indenture and Guarantee Documents, or that would have an effect on the opinions expressed herein; there are no judgments, decrees or orders that impair or limit the ability of Visual Systems to enter into, execute and deliver, and perform, observe and be bound by the Indenture and Guarantee Documents and the transactions contemplated therein (however we have no knowledge of any such judgments, decrees or orders); all material terms and conditions of the relevant transactions among Visant, the Guarantors and the Trustee, are correctly and completely reflected in the Indenture and Guarantee Documents; and there has been no waiver or amendment of any of the provisions of the Indenture and Guarantee Documents by conduct of the parties or otherwise;

(e) All natural persons who are signatories to the Indenture were legally competent at the time of execution; all signatures on the Indenture and the other documents reviewed by us are genuine; the copies of all documents submitted to us are accurate and complete; each such document that is original is authentic and each such document that is a copy conforms to an authentic original; and the documents executed and delivered by the parties are in substantially the same form as the forms of those documents that we have reviewed in rendering this opinion; and the Notations that will be executed and delivered by the parties will be in substantially the same form as the forms of those documents that we have reviewed in rendering this opinion; and

Visant Corporation

December 9, 2010

(f) The statements made in the Indenture and Guarantee Documents and the Registration Statement are true and complete.

Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Based solely upon a certificate of the Department, Visual Systems is a corporation validly existing under the laws of the State of Wisconsin.

2. The execution and delivery of the Indenture and Guarantee Documents to which Visual Systems is a party have been duly authorized by all necessary corporate action on the part of Visual Systems.

3. The Indenture to which Visual Systems is a party has been duly executed and delivered by Visual Systems.

4. The execution and delivery of the Indenture and Guarantee Documents to which Visual Systems is a party, and the consummation of the transactions contemplated by the Indenture and Guarantee Documents, do not and will not (a) result in a violation of any provision of the Articles of Incorporation or By-laws of Visual Systems; (b) result in a violation of any applicable law, statute or regulation of the State of Wisconsin which is known by us to be applicable to Visual Systems, but we express no opinion in this paragraph 4(b) concerning any federal or state securities laws; or (c) result in a violation of any State of Wisconsin judgment, order, writ, injunction, decree, determination or award of which we have knowledge to which Visual Systems is subject.

The foregoing opinions are subject to the following additional assumptions and qualifications:

A. Wherever we indicate that our opinions with respect to the existence or absence of facts is “to our knowledge” or the like, our opinion is, with your permission, based solely on the Officer’s Certificate and the current conscious awareness of facts or other information within our actual knowledge after an inquiry of the attorneys currently with our firm who have provided legal services to Visual Systems within the past 12 months.

Visant Corporation

December 9, 2010

B. Our opinion is limited by:

i. Applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ (or secured creditors’) rights and remedies generally;

ii. General principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief and other equitable remedies;

iii. The possibility that certain rights, remedies, waivers and other provisions of the Indenture and Guarantee Documents may not be enforceable; nevertheless, such unenforceability will not render any Indenture and Guarantee Document invalid as a whole or preclude [a] judicial enforcement of the obligation of Visual Systems to repay the principal, together with interest thereon (to the extent not deemed a penalty) as provided in the Indenture and Guarantee Documents, or [b] acceleration of the obligation of Visual Systems to repay such principal, together with such interest, upon a material default in a material provision of the Indenture and Guarantee Documents; and

iv. Any requirement that the enforcing party act in a commercially reasonable manner and in good faith in exercising its rights under any of the Indenture and Guarantee Documents.

C. We have not examined the records of Visual Systems or any court or any public, quasi-public, private or other office in any jurisdiction, or the files of our firm, and our opinions are subject to matters that an examination of such records would reveal.

The opinions expressed herein are limited to the laws of the State of Wisconsin in effect on the date hereof as they presently apply, and we express no opinion regarding the laws of any other jurisdiction. These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee(s) of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

Visant Corporation

December 9, 2010

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion contains only expressions of professional judgment regarding the legal matters addressed herein and is not a guarantee that a court would reach any particular result. Except as expressly set forth herein, this opinion is being provided solely in connection with the Indenture and Guarantee Documents, and is being rendered solely for the benefit of the addressees hereof, except that Simpson Thacher & Bartlett LLP may rely on this opinion to the same extent as if it were an addressee hereof. We hereby consent to the filing of this opinion letter as Exhibit 5.5 to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of section 11 of the Act or within the category of persons whose consent is required by section 7 of the Act. Without our prior written consent, this opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any other governmental authority.

Very truly yours, REINHART BOERNER VAN DEUREN s.c.

BY	/s/ James A. Pellegrini
James A. Pellegrini